Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CBIZ, Inc.:
We consent to the incorporation by reference in the registration statement Nos. 333-35049, 333-74647, 333-62148, and 333-145495 on Form S-8; Nos. 333-64109, 333-76179, 333-27825 and 333-135912 on Form S-3; Nos. 333-15413, 333-46687, 333-90749 and 333-40331 on Form S-3, as amended; and Nos. 333-40313 and 333-81039 on Form S-4, as amended, of CBIZ, Inc. and subsidiaries (Company) of our reports dated March 16, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Company.
Our report refers to a change in method of accounting for fair value measurements as of January 1, 2008, a change in method of accounting for uncertainties in income taxes as of January 1, 2007, as well as a change in method of accounting for quantifying errors as of January 1, 2006.
/s/ KPMG LLP
Cleveland, Ohio
March 16, 2009